UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

SCHEDULE 14A

(Rule 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.         )

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☐	Definitive Proxy Statement

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☐	Soliciting Material Pursuant to §240.14a-12

MCG Capital Corporation

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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On May 17, 2010, MCG Capital Corporation issued the following news release:

MCG Capital Corporation 1100 Wilson Boulevard Suite 3000 Arlington, VA 22209 (703) 247-7500 (866) 904-4775 (FAX) MCGCapital.com	PRESS RELEASE Contact: Marshall Murphy (703) 562-7110 MMurphy@MCGCapital.com

FOR IMMEDIATE RELEASE

REJECT WESTERN’S “JUST SAY NO” APPROACH TO GROWING MCG AND

WESTERN’S PLAN TO FURTHER ITS OWN INTERESTS

MCG CAPITAL SENDS LETTER TO STOCKHOLDERS

Urges Stockholders to Vote FOR the Board’s Nominees and Proposals on the WHITE Proxy

Card Today

ARLINGTON, VA – May 17, 2010 – MCG Capital Corporation (Nasdaq: MCGC) (“MCG”) today announced that it is mailing the following letter to the Company’s stockholders. MCG stockholders of record as of the close of business on Thursday, April 1, 2010 are entitled to vote at the Annual Meeting. The MCG Board of Directors recommends that stockholders vote FOR the Board’s highly qualified nominees and the proposals advanced by the Board by telephone, Internet or by signing, dating and returning the WHITE proxy card today.

May 17, 2010

REJECT WESTERN’S “JUST SAY NO” APPROACH TO GROWING MCG

AND WESTERN’S PLAN TO FURTHER ITS OWN INTERESTS

Dear Stockholder:

We know that you have received multiple letters, and in some instances phone calls, from us and from Western Investment, a conflicted, self-interested hedge fund that has used skewed interpretations, half truths and distortions to divert your attention from their plan to further their own interests ahead of the interests of our stockholders.

MCG would like to thank all of you for your patience during this costly and unnecessary process. We would also like to express our gratitude to those who have voted, and those who have expressed their intent to vote, for Steven F. Tunney, Sr. and Kim D. Kelly, the two MCG directors standing for election and for the proposals being considered at the 2010 Annual Meeting.

We ask all our stockholders to remember that every vote is important in determining the future course of their Company. We are confident in our slate of experienced nominees and the strategy they have helped to develop. MCG’s nominees have significant leadership experience that is highly relevant to MCG’s strategy for generating substantial stockholder value over time.

LEADING INDEPENDENT PROXY ADVISORY FIRMS UNANIMOUSLY

RECOMMEND THAT MCG CAPITAL STOCKHOLDERS VOTE

FOR MCG DIRECTOR NOMINEES

We are extremely pleased that:

•

all three of the world’s leading independent proxy advisory firms, RiskMetrics Group (formerly ISS-Institutional Shareholder Services), Proxy Governance, and Glass Lewis, have unanimously recommended that stockholders support both MCG director nominees, Steven F. Tunney, Sr. and Kim D. Kelly;

•	Proxy Governance has recommended that stockholders vote for all of the MCG proxy proposals; and

•

RiskMetrics Group and Proxy Governance have recommended that stockholders vote for the proxy proposals related to the amendments to the 2006 employee restricted stock plan and the 2006 non-employee director stock plan.

While we believe the unanimous support we have received regarding our director candidates from the proxy advisory firms is an important consideration, we very much recognize and appreciate that you, our stockholders, will be making your own decisions based on a variety of issues and opinions. We also believe that these recommendations recognize the decisive measures that our Board and management took to stabilize the Company, preserve liquidity, strengthen our capital base and reposition the Company for future growth.

WESTERN HAS MISREPRESENTED THEMSELVES AND THEIR PLAN

Western has repeatedly misrepresented their approach and their plan for MCG. Western may call themselves “ethical activists who try to approach management and encourage them to take the necessary steps” but:

•	WESTERN HAS NEVER ONCE CONTACTED THE COMPANY;

•

WESTERN WAITED until we strengthened our balance sheet, restored the payment of dividends and had substantially increased our stock price before offering its solitary idea — to have Michael Tokarz, the Chairman and Portfolio Manager of MVC Capital, a company that represents almost 9% of Western’s investment portfolio, take over the management of MCG; and

•	WESTERN WANTS TO BURDEN YOU as stockholders with an expensive investment management contract for the benefit of the Tokarz Group — WHICH EMPLOYS ONE OF WESTERN’S NOMINEES.

Whose interests are Western and Western’s nominees really trying to promote?

Your Board and management have been executing on a multi-faceted strategy to close the gap between our net asset value and our stock price, grow the Company and enhance stockholder value. Do not be misled by Western’s inflammatory rhetoric — your current Board and management team are firmly committed to maximizing stockholder value, and we have been achieving results. Western’s scorched earth approach to every proposal advanced by our Board, despite the fact that these proposals will benefit MCG and all of its stockholders, illustrates their determination to place their own interests first and foremost.

VOTE “FOR” YOUR BOARD’S NOMINEES AND PROPOSALS

ON THE WHITE PROXY CARD TODAY

We urge you to support your Board and management by voting FOR the two experienced nominees proposed by the Board and FOR the proposals set forth in MCG’s proxy statement, using the enclosed WHITE proxy card, and not to return any proxy card sent to you by Western Investment.

You can revoke any vote cast for Western by using the WHITE proxy card to vote by telephone or Internet, or by signing, dating and mailing the WHITE proxy card in the postage paid envelope provided. Remember, only your last dated proxy will count — any proxy may be revoked at any time prior to its exercise at the 2010 Annual Meeting as described in the proxy statement.

If you have any questions, please contact MacKenzie Partners, Inc., who is assisting us in connection with this year’s Annual Meeting, at 800-322-2885 or at 212-929-5500 (Call Collect).

On behalf of MCG’s Board of Directors, thank you for your continued support and interest in MCG.

Steven F. Tunney, Sr.

President and Chief Executive Officer

If you have questions or need assistance voting your MCG shares please contact:

MacKenzie Partners, Inc.

proxy@mackenziepartners.com

800-322-2885

212-929-5500 (Call Collect)

Important Information

MCG, its directors, and certain of its officers and other employees are participants in the solicitation of proxies from MCG’s stockholders in connection with MCG’s 2010 Annual Meeting. Important information concerning the identity and interests of these persons is available in the proxy statement and the Schedule 14A that MCG filed with the SEC on April 21, 2010.

MCG has filed a definitive proxy statement in connection with its 2010 Annual Meeting. The definitive proxy statement, any other relevant documents, and other materials filed with the SEC concerning MCG are available free of charge at www.sec.gov and http://investor.mcgcapital.com. Stockholders should read carefully the definitive proxy statement and the accompanying WHITE proxy card before making any voting decision.

Statements in this letter regarding management’s future expectations, beliefs, intentions, goals, strategies, plans or prospects, including statements regarding the recommendations from proxy advisor firms, including their affect on stockholder decisions, may constitute forward-looking statements for purposes of the safe harbor protection under applicable securities laws. Forward-looking statements can be identified by terminology such as “anticipate,” “believe,” “could,” “could increase the likelihood,” “estimate,” “expect,” “intend,” “is planned,” “may,” “should,” “will,” “will enable,” “would be expected,” “look forward,” “may provide,” “would” or similar terms, variations of such terms or the negative of those terms. Such forward-looking statements involve known and unknown risks, uncertainties and other factors including those risks, uncertainties and factors referred to in MCG’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2010 filed with the Securities and Exchange Commission under the section “Risk Factors,” as well as other documents that may be filed by MCG from time to time with the Securities and Exchange Commission. As a result of such risks, uncertainties and factors, actual results may differ materially from any future results, performance or achievements discussed in or implied by the forward-looking statements contained herein. MCG is providing the information in this letter as of this date and assumes no obligations to update the information included in this letter or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

About MCG

MCG Capital Corporation is a solutions-focused commercial finance company providing capital and advisory services to middle-market companies throughout the United States. Our investment objective is to achieve current income and capital gains. Our capital is generally used by our portfolio companies to finance acquisitions, recapitalizations, buyouts, organic growth and working capital. For more information, please visit www.mcgcapital.com.

Contact:	Marshall Murphy
(703) 562-7110

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